Exhibit 99.4

Execution Form

STANDSTILL AGREEMENT

This Standstill Agreement (hereinafter the “Agreement”) is made as of July 29, 2003, by and between Tecnomatix Technologies Ltd., a company incorporated under the laws of Israel (the “Company”) and USDATA Corporation, a Delaware corporation (“Purchaser”).

R E C I T A L S

WHEREAS,          the Company is a party to an Asset Purchase Agreement with Purchaser, under which Purchaser has agreed to sell and transfer to the Company certain assets and liabilities of Purchaser (the “Asset Purchase Agreement”) in consideration for Ordinary Shares, par value NIS 0.01 per share of the Company (“Ordinary Shares”); and

WHEREAS,          Purchaser has become or may become in the future the holder of Ordinary Shares issued under the Asset Purchase Agreement; and

WHEREAS,          as a condition precedent to the Purchaser becoming the holder of any Ordinary Shares issued under the Asset Purchase Agreement, Purchaser is entering in this Agreement; and

WHEREAS,          the Company and Purchaser desire, in connection with the execution of the Asset Purchase Agreement, to make certain covenants and agreements with one another pursuant to this Agreement;

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Representations and Warranties

1.1.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser as of the date hereof that the following representations and warranties are true and accurate in all respects, and further acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

1.1.1.             Organization.  The Company is duly organized and validly existing under the laws of the State of Israel. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

1.1.2.             Authorization; Approvals.  All corporate action on the part of the Company, and its directors and shareholders respectively, which are necessary for the authorization, execution, delivery, and performance of this Agreement has been taken. This Agreement, when executed and delivered by all parties hereto, shall constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement by the Company, that has not been, or will not have been, obtained prior to the date hereof.

1.1.3.             No Breach.  Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, conflict or will conflict with, or result in a breach or violation of (i) the Company’s Articles of Association, or other governing documents of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign applicable to the Company, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) any applicable law, rule, regulation or statute.

1.2.             Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as of the date hereof that the following representations and warranties are true and accurate in all respects, and further acknowledges that the Company is entering into this Agreement in reliance thereon:

1.2.1.             Organization.  The Purchaser is duly organized and validly existing under the laws of the State of Delaware.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

1.2.2.             Authorization; Approvals.  All corporate action on the part of the Purchaser, which are necessary for the authorization, execution, delivery, and performance of this Agreement has been (or will be) taken prior to the date hereof. This Agreement, when executed and delivered by all parties hereto, shall constitute the valid and legally binding obligation of the Purchaser, legally enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution, delivery and performance of this Agreement by the Purchaser, that has not been, or will not have been, obtained prior to the date hereof.

1.2.3.             No Breach.  Neither the execution and delivery of this Agreement nor compliance by the Purchaser with the terms and provisions hereof, conflict or will conflict with, or result in a breach or violation of (i) the Purchaser’s certificate of incorporation, by laws or other governing documents of the Purchaser, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign applicable to the Purchaser, (iii) any agreement, contract, lease, license or commitment to which the Purchaser is a party or to which it is subject, or (iv) any applicable law, rule, regulation or statute.

1.2.4.             Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect.  Purchaser is an investor with substantial experience in evaluating and investing in private placement transactions of securities in technology companies similar to the Company.  Purchaser is capable of evaluating the merits and risks of its investment in the Company’s shares and has the capacity to protect Purchaser’s own interests.

1.2.5.             Investment. Purchaser is acquiring the Consideration Shares for investment for Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale or distribution thereof.  Purchaser has no present intention of selling, granting any participation in, or otherwise distributing said Consideration Shares, except that Purchaser intends to distribute the Consideration Shares to its stockholders, or to an entity established for the orderly and efficient distribution of its assets, in connection with its dissolution in compliance with all applicable laws, and all Consideration Shares shall be distributed only to SCP and its Affiliates, other than 6% of the Consideration Shares which shall be distributed to other persons unless under the Purchaser’s Certificate of Incorporation, as in effect on the date hereof, it is required to distribute Consideration Shares to additional stockholders due to an increase in the value of the Consideration Shares.  Purchaser understands that that the issuance or transfer of the Consideration Shares to the Purchaser has not been, and will not be, registered under the Securities Act by reason of specific exemptions from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.  Purchaser represents and undertakes that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to any third person, with respect to any Consideration Shares, other than in connection with the distribution of its assets to its stockholders, or to an entity established for the orderly and efficient distribution of its assets, upon dissolution in accordance with its Certificate of Incorporation.

1.2.6.             Restricted Shares. Purchaser acknowledges that the Consideration Shares are characterized as “restricted securities” under federal securities laws and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

2.             Standstill Obligations and Transfer Restrictions

2.1.             The Purchaser’s Standstill Obligations

2.1.1.             Purchaser represents and warrants that as of the date hereof no member of the Purchaser Control Group Beneficially Owns any Voting Shares of the Company.  From the date hereof until the earlier of (i) the closing under the Asset Purchase Agreement or (ii) the termination of this Agreement under Sections 6.2.1, 6.2.2 and 6.2.3 hereof, no member of the Purchaser Control Group shall acquire the Beneficial Ownership of Voting Shares or Non Voting Convertible Securities, or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire the Beneficial Ownership of Voting Shares.

2.1.2.             During the Standstill Period, no member of the Purchaser Control Group shall acquire the Beneficial Ownership of Voting Shares or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire the Beneficial Ownership of Voting Shares, if the effect of such acquisition of Beneficial Ownership would be to increase above the Standstill Limit the Voting Shares represented by all Voting Shares

Beneficially Owned by Purchaser together with any Affiliate and any 13D Group to which Purchaser or any Affiliate is a party.

2.1.3.             Purchaser shall not be deemed to have violated its covenants under this Section 2.1 solely by virtue of (and only to the extent of) any increase in the total number of Voting Shares Beneficially Owned by Purchaser together with any Affiliates or any 13D Group to which the Purchaser or any Affiliate is a party (i) if such increase is the result of a stock split, stock dividend, recapitalization or similar event, (ii) if such increase is the result of grant by the Company of stock options or restricted stock, pursuant to a stock option or restricted stock plan of the Company, to a director in the Company, (iii) if such increase is the result of the release of Consideration Shares to the Purchaser pursuant to the Escrow Agreement, (v) if such increase is the result of the issuance of Voting Shares directly by the Company to Purchaser or any of its Affiliates in consideration of a financing transaction of the Company or in connection with an acquisition by the Company, in each case provided that Purchaser shall promptly notify the Company in writing upon becoming aware that a person which is an Affiliate of Purchaser is, or is contemplating to be, a party to such transaction, or (vi) in the case of SCP – in accordance with the terms and conditions of the Share Purchase Agreement, dated July 29, 2003.

2.1.4.             During the Standstill Period, no member of the Purchaser Control Group shall solicit or participate in any solicitation of proxies with respect to any Voting Shares,  nor shall any member of the Purchaser Control Group seek to advise or influence any person with respect to the voting of any Voting Shares (other than as expressly provided in Section 3.1 of this Agreement).

2.1.5.             During the Standstill Period, no member of the Purchaser Control Group shall subject any Voting Shares to any arrangement or agreement with any Person with respect to the voting of such Voting Shares, except as set forth in Section 3.

2.1.6.             During the Standstill Period, no member of the Purchaser Control Group shall seek control of the management, Board of Directors or policies of the Company, except in accordance with the other provisions of this Agreement.

2.1.7.             Each member of the Purchaser Control Group shall (i) exercise any voting or similar right it may have in its capacity as a stockholder of a Portfolio Company against the taking of any action by such Portfolio Company which the Purchaser is prohibited to take by virtue of this Section 2.1 (“Prohibited Action”), (ii) not act in concert with any Portfolio Company to take any Prohibited Action, (iii) not induce any Portfolio Company to take any Prohibited Action, and (iv) subject to applicable law, use reasonable best efforts with the intention of not allowing the Portfolio Company to take a Prohibited Action, provided however that Purchaser shall not be obligated to take any action that results in the imposition of additional financial liabilities on the Purchaser, or which require the initiation of litigation proceedings.

2.1.8.             Any violation of the covenants under this Section 2.1 by a Purchaser Controlled Person, a Purchaser Controlling Person or a Purchaser Common Control Person shall be deemed to be a violation of this Agreement by Purchaser.

2.1.9.             Notwithstanding Section 3 hereof, in the event of a violation of this Section 2.1, then, in addition to such other remedies as may be available at law, in equity or hereunder, the Purchaser hereby irrevocably appoints the Chairman of the Company’s Board of Directors, or any other designee of the Company, as the sole and exclusive attorneys and proxies of the Purchaser, with full power of substitution and resubstitution, to vote and exercise all voting rights with respect such number of Voting Shares held by the Purchaser which are in excess of the number permitted to be Beneficially Owned at such time according to the provisions of Section 2.1 by the Purchaser with any Affiliate and any 13D Group to which Purchaser or any Affiliate is a party (the “Excess Shares”, it being clarified that in the event of violation of Section2.1.7, the Voting Shares acquired by the Portfolio Company shall be deemed to be Beneficially owned by Purchaser for the purpose of calculating the number of Excess Shares), in the proxy’s sole and absolute discretion, on every annual, general, special, class or adjourned meeting of the shareholders of the Purchaser and in every written consent in lieu of such meeting. To the extent the Voting Shares held by the Purchaser are less than the Excess Shares, the Purchaser shall take such action as may be reasonably required so that the Voting Shares Beneficially Owned by any member of the Purchaser Control Group (other than the Purchaser) shall be subject to such proxy, and shall use all reasonable efforts to cause any Voting Shares held by any Affiliate of Purchaser that is not a member of the Purchaser Control Group or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party to be subject to such proxy, up to the maximum number of Excess Shares which are not covered by a proxy from the Purchaser. This irrevocable proxy shall only be effective during the period from the date of violation of this Section 2.1 until such time as the transfer of Excess Shares with respect to which the Option was exercised is effected.

The parties hereby acknowledges that monetary damages may not be a sufficient or adequate remedy for violation of this Section 2.1 and that, in addition to any other remedy which may be available in law or equity, and without any wavier or limitation with respect thereto, the Company shall be entitled to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

2.2.             Transfer and Volume Restrictions

2.2.1.             Purchaser shall not, directly or indirectly, sell (including short sale), transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, loan or otherwise dispose of, or offer any of the foregoing (each, a “Transfer”), any Voting Shares or Non-Voting Convertible Securities, except as provided in this Section 2.2. Any attempted Transfer not in compliance with this Section 2.2 shall be null and void ab initio.

2.2.2.             Subject to Section 2.2.5, during the Standstill Period Purchaser shall not transfer any Voting Shares or Non-Voting Convertible Securities to any person who is, or after giving effect to the Transfer would be (a) a Beneficial Owner of more than five percent (5%) of the then Total Current Voting Power, or (b) required to file a Schedule 13D or Schedule 13G with the SEC with respect to such Voting Shares; provided, however, that a Transfer otherwise in compliance with this Section 2.2 shall not be prohibited solely pursuant to this subsection 2.2.2 if (x) made to a publicly offered open-ended institutional mutual fund unaffiliated with Purchaser and with whom Purchaser has no arrangement or understanding with respect to the holding or voting of Voting Shares (i) that is only in the business, at the time of such transfer, of passively holding and trading shares of publicly traded companies and (ii) that is not required to report its holdings of Ordinary Shares on a Schedule 13D (or any successor form) or (y) made in good faith in an open market sale under the Registration Statement or pursuant to Rule 144 through a broker dealer with no agreement, arrangement, understanding, oral or written between the Purchaser and the buyer of such Voting Shares under the Registration Statement.

2.2.3.             Subject to Section 2.2.5, during the Lock Up Period, Purchaser shall not directly or indirectly Transfer any Voting Shares or Non-Voting Convertible Securities.  Any attempted Transfer not in compliance with this Section 2.2.3 shall be null and void ab initio.

2.2.4.             Subject to Section 2.2.5, during the Volume Restriction Period, Purchaser shall only be permitted, subject to its compliance at such time with the provisions of Sections 2.1, 2.2, 2.3 and 4.1 of this Agreement, and subject further to any and all applicable laws and regulations and regardless of the effectiveness of any Registration Statement, to Transfer in any 90-day period a number of Ordinary Shares that may not exceed, together for the Purchaser and any persons holding Consideration Shares (as defined in the Asset Purchase Agreement) and a party to an agreement substantially in the form of this Agreement, 2% of the then Total Current Voting Power (the “Quarterly Amount”) which amount shall be allocated among all such persons in accordance with an agreement among them. Sales by Purchaser pursuant to this section may be made only (i) in compliance with Sections (e), (f) and (g) of Rule 144, (ii) pursuant to another exemption from registration under the Securities Act or (iii) pursuant to the Registration Statement subject to and only up to the volume limitation under this Section 2. Notwithstanding anything to the contrary in the Registration Rights Agreement, any Transfers made under the Registration Statement shall be made subject to and only up the volume limitations under this Section 2.  The right to require a Registration Statement or the effectiveness thereof shall not imply any consent from the Company to make Transfers that exceed the volume limitations included in this Section 2.

2.2.5.             Subject to Section 4.1, it is hereby agreed that the Purchaser may Transfer Voting Shares by means of distribution of Consideration Shares by Purchaser to an entity established for the orderly and efficient distribution of its assets, in connection with its dissolution in compliance with all applicable laws, and by means of distribution of all Consideration Shares to SCP and its Affiliates and up to 6% of the Consideration Shares to other persons (unless under the Purchaser’s Certificate of Incorporation, as in effect on the date hereof, it is required to distribute Consideration Shares to additional stockholders due to an increase in the value of the Consideration Shares).

2.2.6.             Purchaser agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section.

2.3.             Market Stand-off

Upon the effective date of a registration statement under the Securities Act for an underwritten public offering of the Company’s securities pursuant to such registration statement and ending ninety (90) days after such effective date, Purchaser hereby agrees not to, directly or indirectly, Transfer any securities of the Company (other than those included in the registration) to the extent requested by the Company and its underwriter; provided that (a) Purchaser has been offered the opportunity to include its shares for sale in such offering (subject to reductions in the number of Purchaser shares so offered required by the underwriters of the offering; provided that any such reductions shall be pro rata with all other holders of the Company’s securities participating in the offering); (b) all officers and directors of the Company and all holders of five percent (5%) or more of the then Total Current Voting Power agree to similar restrictions relating to such offerings and (c) such agreement shall not apply to a registration statement relating solely to employee benefit plans or to a transaction pursuant to Rule 145 under the Securities Act.  Purchaser agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section.  Purchaser agrees irrevocably that, if so requested, Purchaser will execute an agreement with the managing underwriter of such offering containing terms which are materially consistent with the provisions of this section. This Section shall be deemed to inure to the benefit of such underwriters as a third party beneficiary, and the provisions of this Section 2.3 may be enforced by such underwriters as if they were a direct party hereto.

2.4.             Notification of Change in Beneficial Ownership

Prior to any proposed Transfer of Voting Shares that is permitted under this Agreement, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Purchaser shall give written notice to the Company of its intention to effect such Transfer.  Such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, unless the sale is made under Rule 144(k), shall be accompanied, at Purchaser’s expense by either (i) an opinion of counsel (whose opinion shall be addressed to the Company and reasonably satisfactory to the Company) to the effect that the proposed transfer of the Voting Shares may be effected without registration under the Securities Act or (ii) a “no action” letter from the SEC to the effect that the Transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the Purchaser shall be entitled to transfer such restricted securities in accordance with the terms of the notice delivered by Purchaser to the Company, to the extent such Transfer is otherwise permitted under this Agreement.

3.             Voting Obligations

3.1.             During the Voting Period, Purchaser shall take such action as may be required so that all Voting Shares Beneficially Owned by Purchaser or any member of the Purchaser Control Group (and shall use all reasonable efforts to cause any Voting Shares held by any Affiliate of Purchaser that is not a member of the Purchaser Control Group or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party) are voted for or cast or cause to be voted or cast in the same manner as recommended by the Board of Directors of the Company, and if no such recommendation is made then in the same manner and proportion as the votes cast by the holders of the Voting Shares other than Purchaser or any Affiliate of Purchaser or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party.

3.2.             During the Voting Period, Purchaser, as the holder of Voting Shares, shall be present, in person or by proxy and shall cause any member of the Purchaser Control Group Beneficially Owning Voting Shares to be so present and shall use reasonable efforts to cause any of its Affiliates that is not a member of the Purchaser Control Group and all 13D Groups of which it or any member of the Purchaser Control Group or Affiliates is a party Beneficially Owning Voting Shares to be so present, at all meetings of shareholders of the Company so that all Voting Shares Beneficially Owned by it, any of its Affiliates, any 13D Groups of which it or any of its Affiliates is a party and any all members of the Purchaser Control Group will be counted for purposes of determining the present of a quorum at such meetings.

3.3.             During the Voting Period, Purchaser agrees not to exercise and to cause all member of the Purchaser Control Group not to exercise and to use all reasonable efforts to cause any Affiliate of Purchaser that is not a member of the Purchaser Control Group and any 13D Group of which Purchaser or any Affiliate of Purchaser is a party not to exercise dissenter’s rights, if any, that it may have with respect to Ordinary Shares under applicable law in connection with any merger, consolidation or other reorganization or plan of arrangement which is approved by the Company’s Board of Directors, regardless of the manner in which Purchaser or any member of the Purchaser Control Group or any Affiliate of Purchaser that is not a member of the Purchaser Control Group or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party, voted or cast Ordinary Shares Beneficially Owned by Purchaser with respect to such transaction.

4.             Transfer of Voting Shares

4.1.             In the event that at any time any person becomes the holder of Voting Shares by one or more Transfers of Voting Shares by Purchaser, except for Transfers to SCP, and except for Transfers (a) by open market sales made under Rule 144 and permitted hereunder, (b) by open market sales made through broker dealers pursuant to the Registration Statement and permitted hereunder, or (c) to any persons, who are not Affiliates of the Purchaser and own, after such transfer, less than 1% of the Total Current Voting Power, then as a condition to any such Transfer the Transferee of such Ordinary Shares (each, a “Transferee”), shall execute and deliver to the Company a written undertaking in the form of Exhibit A hereto (the “Undertaking”) under which such Transferee agrees to be bound by and subject to all the terms and conditions of this Agreement.  Purchaser shall be responsible for ensuring that each Transferee executes and delivers to the Company the Undertaking.

4.2.             In the event that a Transferee is required to deliver an Undertaking under Section 4.1, (i) Transferee shall be deemed to be “Purchaser” under Sections 2 (Standstill Obligations and Transfer Restrictions) and 3 (Voting Obligations) and all references to Purchaser thereunder shall also be deemed to refer to Transferee and (ii) the amount of Voting Shares permitted to be Transferred under Section 2.2.4. by the Purchaser and all Transferees and all other Persons who are subject to similar restrictions to those included in this Agreement, together, shall be the Quarterly Amount which shall be allocated among the Purchaser and Transferees as agreed upon among them in writing and reported to the Company in writing prior to any Transfer under Section 2.2.4.

4.3.             Notwithstanding the foregoing, in the event that and as long as the Transferee and any and all of its Affiliates together Beneficially Own less than 25,000 Ordinary Shares, then such Transferee shall not be required to execute the Undertaking and become subject to this Agreement and Purchaser hereby agrees and undertakes not to make any Transfer that requires the Transferee to execute and deliver the Undertaking to the Company, unless such Undertaking is duly executed by the Transferee and delivered to the Company and any such Transfer that does not comply with such requirement shall be deemed void ab initio.

5.             Definitions

For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, however, that Portfolio Companies shall not be deemed to be Affiliates of the Purchaser;

Any person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” and to have “Beneficial Ownership” of any securities:

(i)             which such person (or, if such person is the Purchaser, any member of the Purchaser Control Group) beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

(ii)            which a person (or, if such person is the Purchaser, any member of the Purchaser Control Group) has (A) the right to acquire (whether such right is exercisable immediately of only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or

(iii)           which are beneficially owned, directly or indirectly, by any other person (or any Affiliate thereof) with which a person (or, if such person is the Purchaser, any member of the Purchaser Control Group) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

“Consideration Shares” shall mean (i) the Ordinary Shares issued by the Company to the Purchaser pursuant to the Asset Purchase Agreement (and all securities issued with respect to or in exchange for such shares pursuant to stock splits, stock dividends, recapitalizations and similar events); and (ii) the Ordinary Shares issued by the Company to the Escrow Agent pursuant to the Escrow Agreement (and all securities issued with respect to or in exchange for such shares pursuant to stock splits, stock dividends, recapitalization and similar events) and released to the Purchaser in accordance with the terms therein.

“Control” or “Controlled by” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Escrow” or “Escrow Agreement” shall mean the Escrow Agreement among the Company, Purchaser, the Escrow Agent and SCP executed at the closing of the Asset Purchase Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any Israeli, United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority.

“Lock Up Period” shall mean the period beginning on the closing under the Asset Purchase Agreement and ending on the first anniversary of such closing.

“Non-Voting Convertible Securities” shall mean any securities which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Shares of the Company, including convertible securities, warrants, rights or options to purchase Voting Shares.

 “person” shall mean an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” shall mean any Affiliate of the Purchaser in which the Purchaser has Beneficial Ownership of not more than 50% of such person’s outstanding voting securities and does not have the right to appoint the majority of the Board of Directors or other governing body of such person.

“Purchaser Controlled Person” shall mean any person in which the Purchaser has Beneficial Ownership of more than 50% of such person’s outstanding voting securities, or has the right to appoint the majority of the Board of Directors or other governing body of such person.

“Purchaser Controlling Person” shall mean any person, or group of persons, that has Beneficial Ownership of more than 50% of the Purchaser’s outstanding voting securities, or has the right to appoint the majority of the Purchaser’s Board of Directors.

“Purchaser Control Group” shall mean the Purchaser, a Purchaser Controlled Person, a Purchaser Controlling Person or a Purchaser Common Control Person.

“Purchaser Common Control Person” shall mean any person, or group of persons, that a Purchaser Controlling Persons has Beneficial Ownership of more than 50% of such person’s outstanding voting securities, or has the right to appoint the majority of the Board of Directors or other governing body of such person.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, entered into pursuant to the Asset Purchase Agreement, among the Company, Purchaser and any other parties thereto.

“Registration Statement” shall mean a registration statement on form F-3 prepared under the Registration Rights Agreement for the resale of Consideration Shares by Purchaser, and which was declared and continues to be effective under the Securities Act.

“Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

“SCP” shall mean SCP Private Equity Partners II, L.P., a Delaware limited partnership.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Limit” shall mean a number of Ordinary Shares equal to (i) the number of the Consideration Shares issued to Purchaser by Company, and (ii) the Consideration Shares released to Purchaser pursuant to the Escrow Agreement.

“Standstill Period” shall mean the period beginning on the closing under the Asset Purchase Agreement and ending on the seventh (7) anniversary of such closing.

“Total Current Voting Power” shall mean, with respect to the Company, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the Company’s board of directors if all securities entitled to vote in the election of such directors are present and voted.

“Volume Restriction Period” shall mean the period of time beginning on the first anniversary of the closing under the Asset Purchase Agreement and ending on the fifth anniversary of such closing.

“Voting Period” shall mean the period beginning on the closing under the Asset Purchase Agreement and ending on the fifth anniversary of such closing.

“Voting Shares” shall mean Ordinary Shares and any other securities of the Company or its successor having the power to vote in the election of members of the Board of Directors of the Company or its successor.

“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Shares which would be required under Section 13(d) of the Exchange Act, to file a statement on Schedule 13D (a “Schedule 13D”) pursuant to Rule 13d-1(a) of the Exchange Act or a Schedule 13G under the Exchange Act pursuant to Rule 13d-1(c) of the Exchange Act with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Shares representing more than 5% of any class of Voting Shares then outstanding.

6.             MISCELLANEOUS

6.1.             Governing Law; Jurisdiction and Venue

6.1.1.             This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, United States of America without giving effect to the principles of conflicts of laws.

6.1.2.             Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced exclusively in any court located in the State of State of Delaware, United States of America. Each party to this Agreement:

6.1.2.1.          expressly and irrevocably consents and submits to the exclusive jurisdiction of each court located in the State of Delaware, United States of America in connection with any such legal proceeding, including to enforce any settlement, order or award;

6.1.2.2.          agrees that each court located in the State of State of Delaware, United States of America shall be deemed to be a convenient forum; and

6.1.2.3.          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any court located in the State of Delaware, United States of America, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in any inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

6.1.2.4.          Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 9.1 by the courts located in the State of Delaware, United States of America and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware, United States of America or any other jurisdiction.

6.2.             Termination.

This Agreement may be terminated as follows:

6.2.1.             by mutual written consent of both parties hereto;

6.2.2.             by the Company if (i) there shall have been a breach of any representations or warranties on the part of Purchaser set forth in this Agreement, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Purchaser of any of its covenants or agreements hereunder which has not been cured within 15 days of a written notice from the Company notifying Purchaser of such breach;

6.2.3.             by the Purchaser if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement, provided that the Purchaser has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder which has not been cured within 15 days of a written notice from the Purchaser notifying the Company of such breach;

6.2.4.             by either party, provided closing under the Asset Purchase Agreement has occurred, upon Purchaser’s disposition to persons unaffiliated with the Purchaser and with whom the Purchaser is not otherwise acting in concert of more than seventy five percent (75%) of the aggregate number of the Consideration Shares actually distributed or issued to Purchaser (including all shares released pursuant to the Escrow Agreement), or such time as Purchaser’s Beneficial Ownership of the then outstanding Voting Shares together with the Beneficial Ownership of Voting Securities by all members of the Purchaser Control Group, Affiliates of Purchaser and other 13D Group members, in the aggregate, is less than two percent (2%); and

6.2.5.             by either party, provided closing under the Asset Purchase Agreement has occurred, upon a sale of substantially all of the assets of the Company or upon a change in ownership of the Company such that persons who were not shareholders of the Company prior to such transaction own more than 50% of the Total Current Voting Power after such transaction.

6.3.             Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees. Except with the prior written consent of the other party in writing, neither party shall be permitted to assign this Agreement in whole or in part.

6.4.             Entire Agreement; Amendment

This Agreement, the Exhibits hereto and the agreements referred to herein (to the extent referred to herein) constitute the full and entire understanding and agreement between the parties with regard to the subject hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

6.5.             Notices

All notices and other communications pursuant to this Agreement shall be in writing and shall be given (i) by delivered in person (and shall be deemed to have been duly given upon such delivery), (ii) by facsimile (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission, if delivered during recipient’s business hours), (iii) by nationally-recognized overnight courier (and shall be deemed to have been duly given two days after delivery to the courier service) or (iv) by registered or certified mail (return receipt requested), postage prepaid (and shall be deemed to have been duly given five days after delivery to the mail service), to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.

if to the Company:	Tecnomatix Technologies Ltd. Delta House, 16 Hagalim Ave. Herzeliya 46733, Israel Telecopier: 972-9-9544402 Attention: Legal Counsel

with a copy to:	Meitar, Liquornik, Geva & Co. 16 Abba Hillel Silver Road Ramat Gan 52506, Israel Telecopier: 972-3-610-3111 Attention: Dan Shamgar, Adv.

if to the Purchaser to:	USDATA Corporation 2435 N. Central Expressway Richardson, Texas 75080 USA Telecopier: 972-669-9557 Attention: President

with a copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Telecopier: (215) 963-5001 Attention: Richard A. Silfen

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.6.             Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

6.7.             Expenses

Except as otherwise specifically provided herein, the Company and Purchaser shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

6.8.             Specific Performance; Injunctions

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

6.9.             Stop Transfer Orders; Legends.

The stock certificates representing the Consideration Shares shall bear legends and be subject to stop transfer orders in accordance with the following legend (in addition to any legend required under applicable state securities law):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK PURCHASE AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER). TRANSFER AND VOTING OF THE SHARES ARE RESTRICTED BY THE TERMS OF THE STOCK PURCHASE AGREEMENT, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE APPLICABLE PROVISIONS OF SAID STOCK PURCHASE AGREEMENT.

If, and to the extent the Consideration Shares are no longer subject to the restrictions described in the legends set forth above, upon the request of the Purchaser or the transferee of such shares, the Company shall cause its transfer agent to remove the appropriate legend set forth above from the certificates evidencing the Consideration Shares or issue to the Purchaser or such transferee new certificates therefore free of such legend.

6.10.           Further Assurances

The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.  Without limitation, Purchaser hereby agrees to execute the undertaking in the form attached hereto as Exhibit B in connection with the approval of the OCS to the transactions contemplated hereby.

6.11.           Facsimile; Counterparts

This Agreement may be executed by facsimile and in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

6.12.           Severability

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision as close as possible to the intent of the parties .

6.13.           Interpretation.

6.13.1.           The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural of such terms and to the masculine as well as to the feminine and neuter genders of such terms, as well as to the noun and verb forms of such definitions.

6.13.2.           Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Standstill Agreement as of the day and year first above written.

TECNOMATIX TECHNOLOGIES LTD.

By:	HAREL BEIT-ON	OREN STEINBERG
Name: Harel Beit-On		Oren Steinberg
Title: Chairman and CEO		CFO and EVP

USDATA CORPORATION

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President & CEO

[Signature Page to Standstill Agreement, July 29, 2003]

EXHIBIT A

FORM OF TRANSFEREE UNDERTAKING

To:          Tecnomatix Technologies Ltd.

(the “Company”)

TRANSFEREE UNDERTAKING AND AGREEMENT

In accordance with the provisions of Section 4.1 of the Standstill Agreement by and between the Purchaser (the “Purchaser”) and the Company, dated July 29, 2003 (the “Agreement”), and as a condition to any Transfer of any Voting Shares by the Purchaser to the undersigned, the undersigned hereby agrees and undertakes to be bound by and subject to all of the terms and conditions of the Agreement, as if was a “Purchaser” under the Agreement and all references in the Agreement to the Purchaser shall be deemed to be references to undersigned.  Capitalized terms used but not defined shall have the meaning ascribed to them under the Agreement.

[Transferee’s name ]

Date:	By:

Name:
Title:

EXHIBIT B

FORM OF OCS UNDERTAKING

To:          The Research Committee

The Office of the Chief Scientist

P.O. Box 2197

Jerusalem 91021

Relating to Projects File Numbers: per the attached list attached hereto as Annex I.

Project Titles: per the attached list attached hereto as Annex I.

(the “Research and Development Projects”)

UNDERTAKING AND AGREEMENT

We the undersigned, having contemplated to purchase shares of Tecnomatix Technologies Ltd. (“Tecnomatix”), the holder of 100% of the outstanding share capital of Tecnomatix Ltd. (“TL”):

Recognizing that the Research and Development Projects pursuant to the list referred to above, are currently being financially supported by the Government of the State of Israel through the Office of the Chief Scientist under the Encouragement of Research and Development in Industry Law 5744-1984 (the “Law”) and the regulations pursuant to the Law; and recognizing that the Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the Research Committee of the Office of the Chief Scientist, acting in accordance with the aims of the Law, and requiring that any such transfer receive the prior written approval of the Research Committee;

DO HEREBY UNDERTAKE,

To observe strictly all the requirements of the Law as well as the regulations promulgated pursuant to the Law, as applied to Tecnomatix and TL and as directed by the Research Committee, in particular the requirements of Section 19 of the Law relating to the prohibition on the transfer of know-how and/or production rights.

USDATA Corporation

Date:	By:

Name:
Title:

ANNEX I

TO OCS UNDERTAKING

Project Number	Files under each Project

6231	6231	12880	18901	22011	25866	32479
	6896	12883	18903	22012	25869	32481
	8397	12884	18904	23552	26874
	8848	14329	18905	23553	26875
	9381	14331	20393	23554	26876
	10175	15563	20394	24519	26872
	10183	15621	20395	24523	28174
	11052	17425	20396	24524	28175
	11151	17426	20399	24525	28176
	11152	17427	20400	24526	28178
	12000	17428	22009	25867	28179
	12001	18900	22010	25868	32477

13702	13702
	14691
	16214
	17429
	18902
	20398

23541	23541

FIRST AMENDMENT TO
THE STANDSTILL AGREEMENT

THIS FIRST AMENDMENT TO THE STANDSTILL AGREEMENT (the “Agreement”) is made as of September 19, 2003, by and between Tecnomatix Technologies Ltd., a company incorporated under the laws of Israel (the “Company”) and USDATA Corporation, a Delaware corporation (“Purchaser”).

R E C I T A L S

WHEREAS, the parties have entered into that certain Standstill Agreement on July 29, 2003 (the “Agreement”); and

WHEREAS, the parties wish to amend certain provisions in the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them under the Agreement.

2.             Representations and Warranties of the Purchaser.  Section 1.2.5 shall be deleted in its entirety and be replaced with the following:

“Investment. Purchaser is acquiring the Consideration Shares for investment for Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale or distribution thereof. Purchaser has no present intention of selling, granting any participation in, or otherwise distributing said Consideration Shares, except that Purchaser: (i) intends to distribute the Consideration Shares to its stockholders, or to an entity established for the orderly and efficient distribution of its assets, in connection with its dissolution in compliance with all applicable laws, and all Consideration Shares shall be distributed only to SCP and its Affiliates, other than 6% of the Consideration Shares which shall be distributed to other persons unless under the Purchaser’s Certificate of Incorporation, as in effect on the date hereof, it is required to distribute Consideration Shares to additional stockholders due to an increase in the value of the Consideration Shares; and (ii) intends to effect Lock-Up Exclusion Transfers (as defined in Section 2.2.3). Purchaser understands that that the issuance or transfer of the Consideration Shares to the Purchaser has not been, and will not be, registered under the Securities Act by reason of specific exemptions from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser represents and undertakes that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to any third person, with respect to any Consideration Shares, other than in connection with the distribution of its assets to its stockholders, or to an entity established for the orderly and efficient distribution of its assets, upon dissolution in accordance with its Certificate of Incorporation.”

3.             Permitted Transfer during Lock Up Period

Section 2.2.3 shall be deleted in its entirety and be replaced with the following:

“2.2.3  Subject to Section 2.2.5, during the Lock Up Period, Purchaser shall not directly or indirectly Transfer any Voting Shares or Non-Voting Convertible Securities, except that Purchaser shall be permitted, subject to its compliance at such time with the provisions of Sections 2.1, 2.2, 2.3 and 4.1 of this Agreement, and subject further to any and all applicable laws and regulations and regardless of the effectiveness of any Registration Statement, to effect a Transfer that comply with the following cumulative conditions (the “Lock-Up Exclusion Transfer”):

(i)            aggregate Transfers during any one trading day shall not exceed the greater of (1) the average number of Voting Shares and Non-Voting Convertible Securities sold daily on the stock exchange in which such shares are traded, during the 30 trading days ending on the third trading day preceding the date on which such determination is made; or (2) 25,000 shares.

(ii)           the proceeds from each such Transfer are intended to be used solely for, and are in an amount not exceeding, the amount required in order to fund expenses incurred in connection with the dissolution of the Purchaser, provided that the Purchaser has provided to the Company, at least 2 business days prior to the proposed Transfer, evidence in reasonable sufficient detail that supports such expenses (provided, that with respect to the following items, such expenses shall be deemed approved by the Company: fees for legal, tax and accounting advice relating to the negotiation and execution of the Agreement, amounts due to Prolink and taxes);

(iii)          all Transfers during the Lock Up Period, calculated on a cumulative basis, shall not exceed $800,000 in proceeds to the Purchaser;

Sales by Purchaser pursuant to this section may be made only (i) pursuant to an exemption from registration under the Securities Act or (ii) pursuant to the Registration Statement subject to and only up to the volume limitation under this Section 2.2.3. Notwithstanding anything to the contrary in the Registration Rights Agreement, any Transfers made under the Registration Statement shall be made subject to and only up the volume limitations under this Section 2.2.3. The right to require the filing of a Registration Statement or the effectiveness thereof shall not imply any consent from the Company to make Transfers that exceed the volume limitations included in this Section 2.2.3.

Any attempted Transfer not in compliance with this Section 2.2.3 shall be null and void ab initio.”

4.             Survival of Provisions.  Except as otherwise amended and modified hereby, which amendments shall have effect on the entire Agreement, the provisions of the Agreement shall remain in full force and effect.

5.             Miscellaneous.

5.1.          Entire Agreement.  This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement. The Agreement and the Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

5.2.          Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to the Standstill Agreement as of the day and year first above written.

TECNOMATIX TECHNOLOGIES LTD.

By:	HAREL BEIT-ON	OREN STEINBERG
Name: Harel Beit-On		Oren Steinberg
Title: Chairman and CEO		CFO and EVP

USDATA CORPORATION

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President & CEO

- Signature Page to First Amendment to the Standstill Agreement, September 19, 2003 -